Exhibit 99.01

   HORIZON AIR AND FRONTIER AIRLINES TO AMEND FRONTIER JETEXPRESS RELATIONSHIP

      HORIZON TO REDEPLOY ITS NINE REGIONAL JETS TO ITS WEST COAST NETWORK

SEATTLE/DENVER (Sept. 20, 2006) -- Horizon Air and Frontier Airlines (NASDAQ:
FRNT) announced today plans to amend their 12-year contract which established Horizon Air as the operator of Frontier JetExpress beginning in January, 2004. Horizon, which has been operating nine CRJ-700 regional jets (RJs) as Frontier JetExpress, will begin returning their 70-seat aircraft to current and new routes throughout Horizon's West Coast network as the two airlines conclude the contract. The details of the return timeline are still in negotiations as both airlines work to ensure a mutually beneficial schedule.

Today's announcement follows Frontier's recent news that it was seeking to grow its RJ fleet from the current nine aircraft to up to 20 RJs. In reviewing the subsequent request-for-proposal (RFP) issued by Frontier, Horizon concluded that the investment in the additional aircraft needed to support Frontier JetExpress's expansion would compete with pressing needs for capital on the Horizon/Alaska network, and that the nine aircraft assigned to JetExpress are needed to support Horizon's current network and planned growth within its service territory.

"We've enjoyed a tremendous working relationship with Frontier and we're very proud of the excellent operational performance and quality service that our people continue to deliver under the JetExpress banner," said Jeff Pinneo, Horizon president and CEO. "Through this program, we've demonstrated our ability to provide high-quality contract flying services for other airline partners. We regret that pressing needs for aircraft and capital on the home front prevent us from participating in their expansion plans, but we look forward to all that this move will allow us to do to improve service levels and reinforce our commitment to our traditional markets."

"Over the course of the past three years, Horizon has proven to be a partner of the highest quality, both operationally and culturally," said Jeff Potter, Frontier president and CEO. "While we are certainly disappointed that Horizon will not be participating in the bid process, we understand their need for organic growth under the Horizon Air banner. On behalf of our employees and customers, we thank Horizon for three years of great service as Frontier JetExpress. We look forward to working together over the next year toward a smooth transition."

In addition to the nine jets currently based in Denver, Horizon operates another 11 in its mainline fleet, as well as 20 Bombardier Q400 and 28 Q200 turboprops. Starting late this year, Horizon will begin taking delivery of 13 more Q400s from manufacturer Bombardier Aerospace; many of these 76-seat aircraft will replace the smaller 37-seat Q200s, 16 of which are being transitioned out of the fleet over the next two years.

ABOUT HORIZON AIR
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Founded in 1981 and celebrating its 25th anniversary this year, Horizon today serves 46 cities throughout California, Colorado, Oregon, Washington, Idaho, Montana, Nevada, and British Columbia and Alberta. In 2005, Horizon flew 6.5 million passengers. Together, Horizon Air and its sister company, Alaska Airlines, serve more than 80 cities and are subsidiaries of Alaska Air Group, Inc. (NYSE: ALK).

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ABOUT FRONTIER AIRLINES HOLDINGS, INC.
--------------------------------------

Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 13th year of operations, Frontier Airlines is the second largest jet service carrier at Denver International Airport, employing approximately 5,000 aviation professionals. With 55 aircraft and one of the youngest Airbus fleet in North America, Frontier offers 24 channels of DIRECTV(R) service in every seatback along with 33 inches of legroom in an all coach configuration. In conjunction with Frontier JetExpress operated by Horizon Air, Frontier operates routes linking its Denver hub to 55 destinations including 47 destinations in 29 states spanning the nation from coast to coast, seven cities in Mexico and one city in Canada. Frontier's maintenance and engineering department has received the Federal Aviation Administration's highest award, the Diamond Certificate of Excellence, in recognition of 100 percent of its maintenance and engineering employees completing advanced aircraft maintenance training programs, for seven consecutive years. In July 2006, Frontier ranked as one of the "Top 5 Domestic Airlines" as determined by readers of Travel & Leisure magazine. Frontier provides capacity information and other operating statistics on its Web site, which may be viewed at FrontierAirlines.com.

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